As filed with the Securities and Exchange Commission on August 10, 2020

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cantor Fitzgerald Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	81-1310268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 E. 59th Street

New York, NY 10022

(212) 938-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Cantor Fitzgerald Income Advisors, LLC

John Jones

110 E. 59th Street

New York, NY 10022

(212) 938-5000

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

With a copy to:

Joseph A. Herz, Esq.

Yuta N. Delarck, Esq.

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

(212) 801-9200

Approximate date of commencement of proposed sale to the public. From time to time after effectiveness of this registration statement.

If the only Securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class AX, Class TX and Class IX Common Stock, $0.01 par value per share	$50,000,000	$6,490

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

PROSPECTUS

Cantor Fitzgerald Income Trust, Inc.

$50,000,000 in Shares of Common Stock

CANTOR FITZGERALD INCOME TRUST, INC. DISTRIBUTION REINVESTMENT PLAN

Cantor Fitzgerald Income Trust, Inc. was formed as a Maryland corporation that has elected to qualify as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2017. We are externally managed by Cantor Fitzgerald Income Advisors, LLC, a Delaware limited liability company and wholly-owned subsidiary of our sponsor, Cantor Fitzgerald Investors, LLC. Our advisor and our sponsor are affiliated with Cantor Fitzgerald, L.P. (“Cantor”), a diversified organization specializing in financial services and real estate for institutional customers operating in the global financial and commercial real estate markets. We are a commercial real estate company that intends to invest in a diversified portfolio of stabilized income-producing commercial real-estate and debt secured by commercial real estate located primarily in the United States. We were incorporated in the State of Maryland on February 2, 2016 under the name Rodin Global Access Property Trust, Inc. On September 12, 2016, we changed our name to Rodin Global Property Trust, Inc., and on July 30, 2020, we changed our name to Cantor Fitzgerald Income Trust, Inc. As of March 31, 2020, our portfolio consists of interests in 13 real properties with an aggregate contract purchase price, based on our ownership percentage of our investments, of $170,713,150, interests in a preferred equity investment in the amount of $11,805,000 and an interest in a mezzanine loan in the principal amount of $12,595,000.

This prospectus relates to $50,000,000 in Class AX, Class TX and Class IX shares of common stock $0.01, par value per share of Cantor Fitzgerald Income Trust, Inc. registered for purchase under the Cantor Fitzgerald Income, Inc. Distribution Reinvestment Plan, or the Plan. Prior to July 30, 2020, our Class AX, TX and IX shares of common stock were designated as Class A, Class T and Class I shares, respectively.

The Plan provides our stockholders with a simple and convenient method of reinvesting cash distributions and purchasing shares of our common stock. Some of the significant features of the Plan are as follows:

•

Our current stockholders may purchase additional shares of common stock, if desired, by automatically reinvesting under the Plan all of their cash distributions attributable to the class of shares they own in additional shares of the same class.

•

The purchase price for Class AX, Class TX and Class IX shares of common stock under the Plan may vary from month to month and will equal the most recently disclosed transaction price applicable to the respective class of shares at the time such shares are issued, which will generally be equal to the monthly net asset value, or NAV, per share for such class of shares.

•

Until we commence monthly valuations, the transaction price per share for Class AX and Class IX shares will equal to $23.74 and the transaction price per share for Class TX shares will equal to $23.72, which is our most recently determined net asset value (“NAV”) per share for such classes of shares, which was determined as of March 31, 2020. We presently expect to establish a new NAV per share on a monthly basis beginning as of a date no later than July 31, 2020. Once we commence monthly valuations, we expect that we will publish the NAV per share and the transaction price per share generally within 15 calendar days following the last calendar day of each month. Promptly following any adjustment to the transaction price per share, we will make a public filing with the SEC disclosing the adjusted transaction prices and the effective date of such adjusted transaction prices. We also will post the updated information on our website at www.cfincometrust.com.

•	Stockholders may participate in the Plan by completing and executing an enrollment form. If you are already enrolled in the Plan, no action is required.

•

Stockholders may terminate participation in the Plan at any time, upon 10 days’ written notice, without penalty by delivering written notice to us. Any such withdrawal from participation will be effective beginning with the first distribution paid more than 30 days following our receipt of written notice. In addition, we may terminate the Plan for any reason by providing 10 days’ notice to you, which notice will be provided by us in a current report on Form 8-K filed with the SEC.

•	Cash distributions are still taxable even though they will be reinvested in our shares of common stock pursuant to the Plan.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” on page 4 of this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in shares of our common stock.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2020.

i

SUITABILITY STANDARDS

The shares of common stock we are offering are suitable only as a long-term investment for persons of adequate financial means. There currently is no public market for our common stock, and we currently do not intend to list our common stock on a national securities exchange. Therefore, it will likely be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount. You should not buy these shares if you need to sell them immediately, will need to sell them quickly in the future or cannot bear the loss of your entire investment.

In consideration of these factors, we have established suitability standards for all persons who may purchase shares from us in this offering. These suitability standards require that a purchaser of shares have either:

•	a minimum annual gross income of at least $70,000 and a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $70,000; or

•	a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $250,000.

Certain states have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the special suitability standards set forth below.

California—A California investor must have a net worth of at least 10 times such investor’s investment in us. An investment by a California investor that is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, or the Securities Act, is not subject to the foregoing limitation.

Oregon—In addition to our suitability requirements, an investor must have a liquid net worth of at least 10 times such investor’s investment in our shares.

Ohio—In addition, it shall be unsuitable for an Ohio investor’s aggregate investment in our shares, in shares of our affiliates, and in shares of other non-traded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

For purposes of determining suitability of an investor, net worth in all cases shall be calculated excluding the value of an investor’s home, furnishings and automobiles.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan, or pension or profit-sharing plan), these suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares if the donor or grantor is the fiduciary. In the case of gifts to minors, the suitability standards must be met by the custodian account or by the donor. These suitability standards are intended to help ensure that, given the long-term nature of an investment in our common stock, our investment objectives and the relative illiquidity of our shares, our shares are an appropriate investment for those of you desiring to become stockholders. Our sponsor and each person selling our shares must make every reasonable effort to determine that the purchase of common stock is a suitable and appropriate investment for each stockholder based on information provided by the stockholder in the subscription agreement or otherwise. Our sponsor or each person selling our shares is required to maintain records of the information used to determine that an investment in common stock is suitable and appropriate for each stockholder for a period of six years.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information inconsistent with that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where such offers and sales are permitted.

ii

We request that you notify us or the reinvestment agent in the event that, at any time during your participation in the Plan, there is an inaccuracy of any representation under your subscription agreement or enrollment form or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that may cause you to fail to meet the suitability standards set forth in this prospectus.

iii

PROSPECTUS SUMMARY

Cantor Fitzgerald Income Trust, Inc.

Cantor Fitzgerald Income Trust, Inc. was formed as a Maryland corporation that has elected to qualify as a REIT beginning with the taxable year ending December 31, 2017. We are externally managed by Cantor Fitzgerald Income Advisors, LLC, a Delaware limited liability company and wholly-owned subsidiary of our sponsor, Cantor Fitzgerald Investors, LLC. We are a commercial real estate company that intends to invest in a diversified portfolio of stabilized income-producing commercial real-estate and debt secured by commercial real estate located primarily in the United States. Our real estate portfolio may include multifamily, office, industrial and necessity retail assets, as well as other property types, including, without limitation, medical office, student housing, senior living, data centers, hotel and storage properties. Our real estate-related debt investments will focus on first mortgage, subordinated mortgage and mezzanine loans, participations in such loans and other forms of debt secured by or related to the foregoing types of commercial real estate. While our investment strategy is primarily United States focused, to a lesser extent we may acquire properties, and debt investments secured by properties, outside of the United States on a selective basis with a focus on investments located in Europe and North America. We may also invest in real estate-related securities to provide current income and a source of liquidity for our share repurchase plan, cash management and other purposes. We will seek to invest: (a) at least 80% of our assets in properties and real estate-related debt; and (b) up to 20% of our assets in real estate-related securities.

Our advisor and our sponsor are affiliated with Cantor, a diversified organization specializing in financial services and real estate for institutional customers operating in the global financial and commercial real estate markets.

We were incorporated in the State of Maryland on February 2, 2016 under the name Rodin Global Access Property Trust, Inc. On September 12, 2016, we changed our name to Rodin Global Property Trust, Inc. and on July 30, 2020, we changed our name to Cantor Fitzgerald Income Trust, Inc.

As of March 31, 2020, our portfolio consists of interests in 13 real properties with an aggregate contract purchase price of $173,613,150, interests in a preferred equity investment in the amount of $11,805,000 and an interest in a mezzanine loan in the principal amount of $12,595,000. We own 100% of our real properties with the exception of our San Francisco property of which we own a 75% interest as of March 31, 2020. In addition, we own 100% of our investments in the preferred equity investment and the mezzanine loan, respectively. Based on our ownership percentage of our investments, the contract purchase price net of ownership percentage for the 13 real properties is $170,713,150 as of March 31, 2020.

We own and plan to continue to own substantially all of our assets and conduct our operations through Cantor Fitzgerald Income Trust Operating Partnership, LP, which we refer to as our operating partnership in this prospectus. We are the sole general partner and limited partner of the operating partnership and our sponsor’s wholly owned subsidiary, Cantor Fitzgerald Income Trust OP Holdings, LLC, is the sole special unit holder of the operating partnership. Except where the context suggests otherwise, the terms “we,” “us,” “our” and “the Company” refer to Cantor Fitzgerald Income Trust, Inc., together with its subsidiaries, including the operating partnership and its subsidiaries, and all assets held through such subsidiaries.

Our office is located at 110 E. 59th Street, New York, NY 10022. Our telephone number is (212) 938-5000, and our web site address is www.cfincometrust.com.

Terms of the Offering

We are offering up to $50,000,000 in Class AX, Class TX and Class IX shares of our common stock to our stockholders pursuant to the Plan at a price equal to the transaction price applicable to the class of shares at the time such shares are issued. The transaction price may vary from month to month, and generally will be equal to the NAV per share most recently disclosed by us in a public filing with the SEC. We will announce any updated transaction price in a public filing with the SEC. Until we commence monthly valuations, the transaction price per share for Class AX and Class IX shares will equal to $23.74 and the transaction price per share for Class TX shares will equal to $23.72, which is our most recently determined net asset value (“NAV”) per share for such classes of shares, which was determined as of March 31, 2020. We presently expect to establish a new NAV per share on a monthly basis beginning as of a date no later than July 31, 2020. Once we commence monthly valuations, we expect that we will publish the NAV per share and the transaction price per share generally within 15 calendar days following the last calendar day of each month. Promptly following any adjustment to the transaction price per share, we will make a public filing with the SEC, disclosing the adjusted transaction prices and the effective date of such adjusted transaction prices. We also will post the updated information on our website at www.cfincometrust.com. We will offer shares pursuant to the Plan until we sell all $50,000,000 worth of shares in this offering, although our board of directors may determine to terminate this offering prior thereto. This offering must be registered or exempt from registration in every state or jurisdiction in which we offer or sell shares. If this offering is not exempt from registration in a particular state or jurisdiction, the required registration generally is effective for a period of one year. Therefore, we may have to stop offering and selling shares in any state or jurisdiction in which the registration is not renewed annually and the offering is not otherwise exempt from registration. In the event that we are not able to offer and sell shares in any particular state or jurisdiction, we will pay cash distributions to the residents of that state or jurisdiction until we are able to register, or obtain an exemption for, the offering.

Distribution Reinvestment Plan

This prospectus describes our Plan pursuant to which you may have the distributions you receive attributable to the class of shares you own reinvested in shares of the same class. Regardless of your participation in the Plan, you will be taxed on your distributions to the extent they constitute taxable income, and participation in the Plan would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability.

Use of Proceeds

The proceeds raised pursuant to the Plan will be used for general corporate purposes, which may include, but are not limited to, funding our share repurchase program, paying fees and other expenses and repaying debt. We cannot predict with any certainty how much of the Plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of Plan shares that will be sold.

ABOUT THIS PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference. The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC, or from us, as described below. This prospectus may only be used where it is legal to sell these securities. An investment in our securities involves certain risks that should be carefully considered by prospective investors. See “Risk Factors” below.

RISK FACTORS

Investing in our securities involves a high degree of risk. We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference into this prospectus. We have also described some additional risks associated with investing in additional securities pursuant to the Plan below. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

Purchases of shares pursuant to the Plan and repurchases of our common stock will not be made based on the current NAV per share of our common stock.

The purchase of shares pursuant to the Plan and the repurchase price for shares of our common stock will generally be based on our most recently disclosed monthly NAV (subject to material changes) and will not be based on any public trading market. We generally expect our transaction price to be equal to our NAV per share as of the last calendar day of the prior month. Therefore, the price at which you purchase shares pursuant to the Plan may be higher than the actual then-current NAV per share at the time of the reinvestment and the price at which we repurchase the shares may be lower than the actual then-current NAV per share at the time of repurchase. In addition, we may offer shares pursuant to the Plan and repurchase shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month.

The transaction price for shares of our common stock is based on our NAV and will not be based on any public trading market. Neither NAV nor the transaction price may be an accurate reflection of the fair market value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated or dissolved or the amount you would receive upon the sale of your shares.

The NAV per share and the transaction price per share of each class of shares, if different that NAV, may not be an accurate reflection of the fair value of our assets and liabilities in accordance with GAAP, may not reflect the price at which we would be able to sell all or substantially all of our assets or the outstanding shares of our common stock in an arm’s length transaction, may not represent the value that our stockholders could realize upon a sale of our company or upon the liquidation of our assets and settlement of our liabilities, and may not be indicative of the price at which shares of our common stock would trade if they were listed on a national securities exchange. In addition, such values may not be the equivalent of the disclosure of a market price by an open-ended real estate fund.

Any methodologies used to determine an NAV per share may be based upon assumptions, estimates and judgments that may not be accurate or complete, such that, if different property-specific and general real estate and capital market assumptions, estimates and judgments were used, it could result in an NAV per share that is significantly different.

In order to disclose a monthly NAV, we are reliant on the parties that we engage for that purpose, in particular the Independent Valuation Firm and the appraisers that we will hire to value and appraise our real estate portfolio.

In order to disclose a monthly NAV, our board of directors, including a majority of our independent directors, has adopted valuation procedures and will cause us to engage independent third parties, such as Robert A. Stanger & Co., Inc. (the “Independent Valuation Firm”), to value our assets and liabilities and to calculate our NAV on a monthly basis, and independent appraisal firms, to provide periodic appraisals with respect to our properties. We may also engage other independent third parties to value other assets or liabilities. Our board of directors, including a majority of our independent directors, may replace the Independent Valuation Firm with another third party or retain another third-party firm to calculate the NAV for each of our share classes, if it is deemed appropriate to do so. Although our board of directors, with the assistance of the advisor, oversees all of these parties and the reasonableness of their work product, we will not independently verify our NAV or the components thereof, such as the appraised values of our properties. Our management’s assessment of the market values of our properties may also differ from the appraised values of our properties as determined by the Independent Valuation Firm. If the parties engaged by us to determine our monthly NAV are unable or unwilling to perform their obligations to us, our NAV could be inaccurate or unavailable, and we could decide to suspend this offering and our share repurchase program.

Valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are estimates of value and may not necessarily correspond to realizable value.

The valuation methodologies used to value our properties and certain real estate-related assets involve subjective judgments regarding such factors as comparable sales, rental revenue and operating expense data, the capitalization or discount rate, and projections of future rent and expenses based on appropriate analysis. In addition, we generally do not undertake to mark to market our debt investments or real estate-related liabilities, but rather these assets and liabilities are usually included in our determination of NAV at an amount determined in accordance with GAAP. As a result, valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are only estimates of current market value. Ultimate realization of the value of an asset or liability depends to a great extent on economic and other conditions beyond our control and the control of the independent valuation firm and other parties involved in the valuation of our assets and liabilities. Further, these valuations may not necessarily represent the price at which an asset or liability would sell, because market prices of assets and liabilities can only be determined by negotiation between a willing buyer and seller. Valuations used for determining our NAV also are generally made without consideration of the expenses that would be incurred in connection with disposing of assets and liabilities. Therefore, the valuations of our properties, our investments in real estate-related assets and our liabilities may not correspond to the timely realizable value upon a sale of those assets and liabilities. Our NAV does not currently represent enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. There will be no retroactive adjustment in the valuation of such assets or liabilities, the price of our shares of common stock, or the price we paid to repurchase shares of our common stock to the extent such valuations prove to not accurately reflect the true estimate of value and are not a precise measure of realizable value. Because the price you will pay for our shares pursuant to the Plan, and the price at which your shares may be repurchased by us pursuant to our share repurchase program, will be based on our NAV per share, you may pay more than realizable value or receive less than realizable value for your investment.

Our NAV is not subject to GAAP, will not be independently audited and will involve subjective judgments by the Independent Valuation Firm and other parties involved in valuing our assets and liabilities.

Our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. Our NAV may differ from equity (net assets) reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes. Additionally, we are dependent on our advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues) that may cause the value of a property to change materially and to promptly notify the Independent Valuation Firm so that the information may be reflected in the calculation of our NAV. In addition, the implementation and coordination of our valuation procedures include certain subjective judgments of our advisor, such as whether the Independent Valuation Firm should be notified of events specific to our properties that could affect their valuations, as well as of the Independent Valuation Firm and other parties we engage, as to whether adjustments to asset and liability valuations are appropriate. Accordingly, you must rely entirely on our board of directors to adopt appropriate valuation procedures and on the Independent Valuation Firm and other parties we engage in order to arrive at our NAV, which may not correspond to realizable value upon a sale of our assets.

Our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures.

Each year our board of directors, including a majority of our independent directors, will review the appropriateness of our valuation procedures and may, at any time, adopt changes to the valuation procedures. For example, we currently exclude amounts owed to our advisor for reimbursement of organization and offering expenses consistent with our valuation procedures. We also do not generally undertake to mark to market our real estate-related liabilities, but rather these liabilities are usually included in our determination of NAV at an amount determined in accordance with GAAP. As a result, the realizable value of specific debt investments and real property assets encumbered by debt that are used in the calculation of our NAV may be higher or lower than the value that would be derived if such property-related liabilities were marked to market. In some cases such difference may be significant. If we acquire real property assets as a portfolio, we may pay a premium over the amount that we would pay for the assets individually. Other public REITs may use different methodologies or assumptions to determine their NAV. As a result, it is important that you pay particular attention to the specific methodologies and assumptions we use to calculate our NAV. Our board of directors may change these or other aspects of our valuation procedures, which changes may have an adverse effect on our NAV and our transaction prices.

Our NAV per share may materially change if the valuations of our properties materially change from prior valuations or the actual operating results materially differ from what we originally budgeted, including as a result of our advisor invoicing us for previously unbilled operating expenses.

It is possible that the annual appraisals of our properties may not be spread evenly throughout the year and may differ from the most recent valuation. As such, when these appraisals are reflected in our Independent Valuation Firm’s valuation of our real estate portfolio, there may be a material change in our NAV per share for each class of our common stock. Property valuation changes can occur for a variety reasons, such as local real estate market conditions, the financial condition of our tenants, or lease expirations. For example, we will regularly face lease expirations across our portfolio, and as we move further away from lease commencement toward the end of a lease term, the valuation of the underlying property will be expected to drop depending on the likelihood of a renewal or a new lease on similar terms. Such a valuation drop can be particularly significant when closer to a lease expiration, especially for single tenant buildings or where an individual tenant occupies a large portion of a building. We are at the greatest risk of these valuation changes during periods in which we have a large number of lease expirations as well as when the lease of a significant tenant is closer to expiration. Similarly, if a tenant will have an option in the future to purchase one of our properties from us at a price that is less than the current valuation of the property, then if the value of the property exceeds the option price, the valuation will be expected to decline and begin to approach the purchase price as the date of the option approaches.

In addition, actual operating results may differ from what we originally budgeted, which may cause a material increase or decrease in the NAV per share amounts. We accrue estimated income and expenses on a quarterly basis based on annual budgets as adjusted from time to time to reflect changes in the business throughout the year. On a periodic basis, we adjust the income and expense accruals we estimated to reflect the income and expenses actually earned and incurred. We will not retroactively adjust the NAV per share of each class for any adjustments. Therefore, because actual results from operations may be better or worse than what we previously budgeted, the adjustment to reflect actual operating results may cause the NAV per share for each class of our common stock to increase or decrease.

Our advisory agreement provides that any operating expenses which have not been invoiced by our advisor will not become our obligations. Without these provisions in our advisory agreement, such operating expenses, if invoiced, would likely be recorded as liabilities of ours, which, in turn, would likely have a negative effect on our NAV per share. Our advisory agreement provides that our advisor will not invoice us for any reimbursement if the impact of such would result in the incurrence of an obligation in an amount that would result in our NAV per share for any class of shares to be less than $25.00. We may, however, incur and record an obligation to reimburse our advisor, even if it would result in our NAV per share for any class of shares for such quarter to be less than $25.00, if our board of directors determines that the reasons for the decrease of our NAV per share below $25.00 were unrelated to our obligation to reimburse our advisor for operating expenses. Our advisory agreement also provides that our advisor may be reimbursed for previously unbilled operating expenses for prior periods in any subsequent quarter, subject to certain limitations, including the limitation related to the NAV per share of $25.00 referenced above and the 2%/25% limitation contained in our charter. The incurrence of previously unbilled operating expenses likely will have a negative effect on our NAV per share. As of March 31, 2020, our advisor has incurred $8,138,640 of unreimbursed operating expenses, including $ 694,417 of unreimbursed operating expenses for the three months ended March 31, 2020 that have not been invoiced to us.

It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.

Our advisor’s determination of our monthly NAV per share will be based in part on appraisals of each of our properties provided annually by our Independent Valuation Firm or independent third-party appraisal firms in individual appraisal reports reviewed by the Independent Valuation Firm in accordance with valuation guidelines approved by our board of directors. As a result, our published NAV per share in any given month may not fully reflect any or all changes in value that may have occurred since the most recent appraisal. Our advisor will review appraisal reports and monitor our properties and real estate-related securities, and is responsible for notifying the Independent Valuation Firm of the occurrence of any property-specific or market-driven event it believes may cause a material valuation change in the real estate valuation, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our properties and real estate-related securities or liabilities between valuations, or to obtain quickly complete information regarding any such events. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies or an unanticipated structural or environmental event at a property may cause the value of a property to change materially, yet obtaining sufficient relevant information after the occurrence has come to light and/or analyzing fully the financial impact of such an event may be difficult to do and may require some time. As a result, the NAV per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation guidelines. Depending on the circumstance, the resulting potential disparity in our NAV may be in favor of either stockholders who repurchase their shares, or stockholders who buy new shares, or existing stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes (directly or by incorporation by reference) certain statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements relate to, without limitation, potential future acquisitions, the completion of projects in development, economic conditions that may impact our operations, our future leverage and financial position, our future capital expenditures, future distributions, other developments and trends in the commercial real estate industry and our business strategy. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of the assumptions underlying the forward-looking statements could prove to be inaccurate.

The following are some of the risks and uncertainties, which could cause actual results to differ materially from those presented in certain forward-looking statements:

•	We have a limited operating history and limited assets.

•

The transaction price may not accurately represent the value of our assets at any given time and the actual value of your investment may be substantially less. The transaction price generally will be based on our most recently disclosed monthly NAV of each class of common stock (subject to material changes as described above) and will not be based on any public trading market. In addition, the transaction price will not represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price at which our shares would trade on a national stock exchange. Further, our board of directors may amend our NAV procedures from time to time.

•	The amount and timing of distributions we may pay in the future is uncertain. There is no guarantee of any return and you may lose a part or all of your investment in us.

•

We have paid and may continue to pay distributions from sources other than our cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds (including from sales of our common stock or operating partnership units to our affiliates), and we have no limits on the amounts we may pay from such sources. If we continue to pay distributions from sources other than our cash flows from operations, we will have less funds available for investment, borrowings and sales of assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. Our distributions, particularly during the period before we have substantially invested the net proceeds from this offering, will likely exceed our earnings, which may represent a return of capital for tax purposes. A return of capital is a return of your investment rather than a return of earnings or gains and will be made after deductions of fees and expenses payable in connection with our offering.

•

There is no public trading market for our common stock and repurchase of shares by us will likely be the only way to dispose of your shares. We are not obligated to repurchase any shares under our share repurchase plan and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased. In addition, repurchases will be subject to available liquidity and other significant restrictions. Further, our board of directors may modify, suspend or terminate our share repurchase plan. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid.

•	We will pay substantial fees to and reimburse expenses of our advisor and its affiliates. These fees increase your risk of loss.

•

All of our executive officers, some of our directors and other key real estate professionals are also officers, directors, managers and key professionals of our advisor, our dealer manager or other affiliated Cantor companies. As a result, they face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other Cantor-advised programs and investors.

•

If we raise substantially less than the maximum amounts of our public offerings, we may not be able to invest in a diverse portfolio of stabilized income-producing commercial real estate and the value of your investment may vary more widely with the performance of specific assets.

•	We depend on our advisor to select our investments and conduct our operations. Our advisor has a limited operating history. Therefore, there is no assurance our advisor will be successful.

•	Our investments will be subject to the risks typically associated with real estate.

•	We may change our investment policies without stockholder notice or consent, which could result in investments that are different from those described in this prospectus.

•	If we fail to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders.

•	The current outbreak of the novel coronavirus, or COVID-19, could adversely impact or cause disruption to our financial condition and results of operations.

You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus may increase with the passage of time. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks set forth in the documents referenced in the “Risk Factors” section, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. Each forward-looking statement speaks only as of the date of the particular statement, and we do not undertake to update any forward-looking statement.

TERMS AND CONDITIONS OF THE DISTRIBUTION REINVESTMENT PLAN

Purpose

1. What is the purpose of the Plan?

The primary purpose of the Plan is to give our stockholders a convenient way to purchase additional shares of our common stock, by reinvesting all of the cash distributions attributable to the class of shares of common stock they own in additional shares of the same class.

Benefits and Disadvantages

2. What are the benefits and disadvantages of the Plan?

Benefits:

Before deciding whether to participate in the Plan, you should consider the following benefits of participation in the Plan:

•

You will realize the convenience of having all of your cash distributions attributable to the class of shares you own automatically reinvested in additional shares of the same class. Since the reinvestment agent will credit fractional shares of common stock to your account, you will receive full investment of your distributions.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your account, including purchases and latest balances.

•	We, not you, will pay all costs of administering the Plan.

Disadvantages:

Before deciding whether to participate in the Plan, you should consider the following disadvantages of participation in the Plan:

•

Your reinvestment of cash distributions will result in you being treated for federal income tax purposes as having received, on the distribution payment date, a distribution of cash in an amount equal to the amount of cash that you would have received had you elected not to participate in the Plan, which will be taxable to you to the extent of our earnings and profits allocable to that distribution, and then having applied that cash to purchase additional shares of common stock. The distribution may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due.

•

Because our common stock is not listed on a national securities exchange, the price for shares of each class purchased under the Plan is equal to the transaction price, which generally will be equal to the most recently determined NAV per share of such class and will not be determined by market conditions. This transaction price may fluctuate based on the NAV per share. These fluctuations may change the number of shares of our common stock that you receive. See Question 7 for a discussion of how the price for the shares issued under the Plan is determined.

•	You may not pledge shares of common stock deposited in your account while you are participating in the Plan.

Administration

3. Who will administer the Plan?

Reinvestment agent. DST Systems, Inc., or another entity we may designate, will serve as the reinvestment agent of the Plan. The reinvestment agent:

•	acts as your agent;

•	keeps records of all accounts;

•	sends your account statements to you; and

•	performs other duties relating to the Plan.

You should send all correspondence with the reinvestment agent to:

DST Systems, Inc.

333 W. 11th St.

Kansas City, MO 64105

1-816-435-1000

Transfer agent. DST Systems, Inc., or another entity we may designate, will serve as the transfer agent of the Plan. If you decide to transfer ownership of all or part of the shares of common stock held in your account through gift, private sale or otherwise to a person/entity outside the Plan, you should send all correspondence to the address indicated above.

Successor reinvestment agent. We may replace the reinvestment agent with a successor reinvestment agent at any time. The reinvestment agent may resign as reinvestment agent of the Plan at any time. In either such case, we will appoint a successor reinvestment agent, and we will notify you of such change.

Participation

4. Who is eligible to participate in the Plan?

The Plan is generally open to any stockholder who has received a copy of this prospectus, as supplemented to date, and has shares registered in his or her name. Stockholders who own shares not registered in their name (e.g., registered in the name of a bank or trustee holding shares of common stock on their behalf) should consult with the entity holding their shares to determine if it can enroll directly in the Plan. We request that you notify us or the reinvestment agent in the event that, at any time during your participation in the Plan, there is an inaccuracy of any representation under your subscription agreement or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards set forth in this prospectus.

Exclusion from Plan at Our Election. Notwithstanding any other provision in the Plan, we reserve the right to prevent you from participating in the Plan for any reason.

Enrollment

5. How do I enroll in the Plan?

No action is required if you are already participating in the Plan. If you are not already participating in the Plan and you are eligible to participate in the Plan, you may request to join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

The Distribution Election Form. To enroll and participate in the Plan, you must complete a Distribution Election Form and mail it to DST Systems, Inc. at the address set forth in Question 3. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Distribution Election Form. If you are eligible to participate in the Plan, you may sign and return the Distribution Election Form to participate in the Plan at any time.

Once we have accepted your application to enroll in the Plan, the reinvestment agent will automatically reinvest any cash distributions paid on all of your shares of common stock into additional shares of the same class as those distributions relate to until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan or your participation. If you participate in the Plan, we will pay to the reinvestment agent distributions on all shares of common stock held in your account. The reinvestment agent will credit the common stock purchased with your reinvested distributions to your account.

If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must submit a completed Distribution Election Form on your behalf.

6. When will my participation in the Plan begin?

If you are not already participating in the Plan and choose to enroll in the Plan, your participation in the Plan will begin with the next distribution payable after our receipt of and determination to accept your Distribution Election Form. Once you are enrolled in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

Purchases

7. How are shares purchased under the Plan?

Source of the Shares of Common Stock. Initially, shares of common stock purchased on your behalf by the reinvestment agent under the Plan will come from our legally authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange, the reinvestment agent may purchase shares of common stock in the open market or directly from us on your behalf through this registration statement.

Distribution Payment Dates. We currently declare distributions to our stockholders as of daily record dates and aggregate and pay such distributions monthly. We intend to declare and pay distributions as of monthly record dates beginning no later than August 31, 2020. We cannot assure you that we will continue to pay distributions according to this schedule, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future distributions. Neither we nor the reinvestment agent will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent the reinvestment agent from buying shares of common stock or interfere with the timing of such purchases.

Price of Shares of Common Stock. The price of Class AX, Class TX and Class IX shares of common stock purchased by the reinvestment agent under the Plan directly from us for distribution reinvestments under the Plan may vary from month to month and will equal the most recently disclosed transaction price applicable to the respective class of shares at the time such shares are issued, which will generally be equal to the monthly NAV per share for such class of shares. Until we commence monthly valuations, the transaction price per share for Class AX and Class IX shares will equal to $23.74 and the transaction price per share for Class TX shares will equal to $23.72, which is our most recently determined net asset value (“NAV”) per share for such classes of shares, which was determined as of March 31, 2020. We presently expect to establish a new NAV per share on a monthly basis beginning as of a date no later than July 31, 2020. Once we commence monthly valuations, we expect that we will publish the NAV per share and the transaction price per share generally within 15 calendar days following the last calendar day of each month. Promptly following any adjustment to the transaction price per share, we will make a public filing with the SEC disclosing the adjusted transaction prices and the effective date of such adjusted transaction prices. We also will post the updated information on our website at www.cfincometrust.com.

Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the transaction price per share under the Plan may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets. The transaction price per share will not represent the fair value of our assets less liabilities in accordance with GAAP, and any such transaction price per share is not a representation, warranty or guarantee that: (i) you would be able to realize the transaction price per share if you attempt to sell the Plan shares; (ii) you would ultimately realize distributions per share equal to the transaction price per share upon the Company’s liquidation or sale; (iii) the Plan shares would trade at the transaction price per share on a national securities exchange; or (iv) a third party would offer the transaction price per share in an arm’s-length transaction to purchase all or substantially all of the Plan shares. You should not rely on the transaction price per share as being an accurate measure of the then-current value of the Plan shares in deciding whether to reinvest distributions pursuant to this Plan. We will not pay selling commissions or dealer manager fees in connection with the purchase of shares pursuant to the Plan.

Number of Shares to be Purchased. The reinvestment agent will invest for you the total dollar amount equal to the cash distribution on all shares of common stock of each class you own, including fractional shares, held in your account. Subject to restrictions contained in our charter on transfer and ownership of our common stock described in Question 8, there is no limit on the number of shares of common stock you may purchase through distribution reinvestment. The reinvestment agent will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price for such class of shares. The reinvestment agent will deduct from the amount to be invested for you any amount that we are required to deduct for tax withholding purposes.

8. Is there any limit on the amount of common stock I can purchase pursuant to the Plan?

In order for us to qualify as a REIT, no more than 50% in value of the outstanding shares of our common stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code of 1986, as amended, or the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our common stock must be owned by 100 or more persons at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments (and a similar test requires that at least 95% of our gross income for each calendar year must consist of rents from real property and income from other real property investments, together with certain other passive items such as dividends and interest). The rents received by our operating partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist us in preserving our status as a REIT, among other purposes, our charter provides generally that (i) no person may beneficially or constructively own shares of common stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding common stock; (ii) no person may beneficially or constructively own shares in excess of 9.8% of the value of the total outstanding shares of stock; (iii) no person may beneficially or constructively own shares that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no person may transfer or attempt to transfer shares if such transfer would result in our stock being beneficially owned by fewer than 100 persons.

Our charter provides that any attempted transfer of shares of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such shares. Our charter further provides that if any of the other restrictions on transfer or ownership described above are violated, the shares represented hereby will be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries effective on the day before the purported transfer of such shares. We will designate a trustee of the charitable trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the charitable trust. The trustee will receive all distributions on the shares of our capital stock in the same trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. The purported transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is exempted (prospectively or retroactively) by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for our qualification as a REIT. In addition, our charter provides that we may redeem shares upon the terms and conditions specified by the board of directors in its sole discretion if our board of directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may immediately be void.

The trustee will transfer the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The transfer shall be made within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust. Upon any such transfer, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the charitable trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to our charter. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the charitable trustee, such shares are sold by a purported transferee, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive pursuant to our charter, such excess shall be paid to the charitable trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported transferee. We may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the prohibited transferee to the charitable trustee. We may pay the amount of such reduction to the charitable trustee for the benefit of the charitable beneficiary.

Any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares that will or may violate the foregoing restrictions, or any person who would have owned shares that resulted in a transfer to the charitable trust pursuant to our charter, is required to immediately give us written notice of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The ownership limits do not apply to a person or persons which our board of directors has, in its sole discretion, determined to exempt from the ownership limit upon appropriate assurances that our qualification as a

REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned and other information related to such ownership.

Certificates

9. Will I receive certificates for shares purchased?

Book-Entry. Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the reinvestment agent purchases for your account under the Plan in your name. The reinvestment agent will credit such shares to your account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

Reports

10. How will I keep track of my investments?

Within 90 days after the end of each fiscal year, we will send you a detailed statement that will provide the following information with respect to your account:

•	total cash distributions received during the prior fiscal year, including the dates of the distributions;

•	total number and class of shares of common stock purchased (including fractional shares) and the dates of such purchases;

•	price paid per share of each class of our common stock; and

•	total number and class of shares of common stock in your account.

In addition, we will provide you with an individualized quarterly report following the end of each quarter, showing the number and class of shares owned prior to such quarter, the amount of distributions reinvested during such quarter and the number and class or classes of shares owned after such quarter.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan. If you are a beneficial owner of shares of common stock that are co-registered in the name of your broker, then your broker will provide you with reports concerning your investment.

Withdrawal

11. How would I withdraw from participation in the Plan?

Withdrawal from the Plan. You may withdraw from the Plan at any time, upon 10 days’ written notice, without penalty by delivering to us a written notice of such termination. In order to withdraw from the Plan, you must provide written notice instructing DST Systems, Inc. to terminate your account. If you are a beneficial owner of shares of common stock that are co-registered in the name of your broker, bank or other nominee and you wish to have your broker, bank or other nominee withdraw from the Plan on your behalf, then such broker bank or other nominee must provide written instructions to DST Systems, Inc. to terminate your account. Any such withdrawal will be effective only with respect to distributions paid more than 30 days after we receive your written notice. After we terminate your account, we will pay to you all cash distributions on shares of common stock owned by you unless you rejoin the Plan.

Rejoining the Plan after Withdrawal. After you withdraw from the Plan, you may again participate in the Plan at any time by filing a new Distribution Election Form with the reinvestment agent.

Tax Considerations

12. What are some of the material U.S. federal income tax consequences for participants in the Plan?

We urge you to consult your tax advisor regarding the specific tax consequences to you in connection with your participation in the Plan, including without limitation, your tax basis and holding period for our common stock acquired under the Plan, the character, amount and tax treatment of any gain or loss realized on the disposition of common stock and potential changes in the applicable law. The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, does not purport to address all U.S. federal income tax consequences that may be material to a particular participant in the Plan, and is not legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, non-U.S. individuals and foreign corporations, U.S. expatriates, persons who mark-to-market our common stock, subchapter S corporations, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, regulated investment companies and REITs, trusts and estates, holders who receive our common stock through the exercise of employee stock options or otherwise as compensation, persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, persons subject to the alternative minimum tax provisions of the Code, and persons holding our common stock through a partnership or similar pass-through entity. This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment. The statements in this section are based on the current federal income tax laws as of the date of this prospectus. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

As used herein, the term “U.S. stockholder” means a holder of our common stock that for United States federal income tax purposes is a citizen or resident of the United States, a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia, an estate whose income is subject to federal income taxation regardless of its source, or any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock and participate in the Plan, you should consult your tax advisor regarding the consequences of participation in the Plan and the ownership and disposition of our common stock by the partnership.

For federal income tax purposes, if you elect to reinvest the cash dividends paid on our stock through the Plan, you will nevertheless be treated as if you received a distribution with respect to your shares, or a Deemed Distribution. We will report your reinvestment of cash distributions for federal income tax purposes as your having received, on the distribution payment date, a distribution of cash in an amount equal to the amount of cash that you would have received had you elected not to participate in the Plan, which will be taxable to you to the extent of our earnings and profits allocable to that distribution, and then having applied that cash to purchase additional shares of common stock. The following discussion of the U.S. federal tax treatment of distributions on our common stock also applies to Deemed Distributions you are treated as receiving through your participation in the Plan, and the following discussion of the U.S. federal tax treatment on the disposition of our common stock also applies to the disposition of common stock that you receive pursuant to the Plan.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions, including Deemed Distributions, made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain (as described below). A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends, including Deemed Distributions, paid to a U.S. stockholder generally will not qualify for the favorable tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends, including Deemed Distributions, generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends, including Deemed Distributions, will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income in a particular year). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions, including Deemed Distributions, that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

With respect to distributions, including Deemed Distributions, that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute (as described below), we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates, currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses generally being carried back three years and forward five years.

The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is currently 20% for sales and exchanges of assets held for more than one year and the rate is currently 21% in the case of U.S. stockholders that are corporations. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends, interest and certain other investment income, including capital gains from the sale or other disposition of our common stock.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to stockholders, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution, including a Deemed Distribution, in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock, but not below zero. To the extent that the adjusted basis of the stock is reduced to zero, the remaining amount of the distribution, if any, will then be treated as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, provided that the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of a 4% excise tax that may be imposed on us if our annual distributions are less than prescribed percentages of our ordinary and capital gain income for the year. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us, including a Deemed Distribution, and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions, including a Deemed Distribution, from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the limitations on the deductibility of investment interest expense. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Your tax basis in your common stock acquired under the Plan will generally equal the total amount of distributions you are treated as receiving, as described above. Your holding period in common stock acquired under the Plan generally begins on the day following the date on which the common stock is credited to your account.

13. What are the tax consequences of dispositions of shares acquired from the Plan?

When you withdraw shares from the Plan, you generally will not realize any taxable income. You may recognize a gain or loss upon your disposition of common stock you receive from the Plan. A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock received from the Plan as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Department of the Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service, or IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

14. How could the Foreign Account Tax Compliance Act affect you?

The Foreign Account Tax Compliance Act (“FATCA”), provides that a 30% withholding tax will be imposed on certain payments (including distributions as well as gross proceeds from sales of stock giving rise to such distributions) made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity.

FACTA withholding currently applies in the case of payments of U.S. source fixed or determinable annual or periodic (“FDAP”) income, such as distributions, and will apply beginning January 1, 2019, with respect to the payment of gross proceeds from sale transactions. The United States Treasury has signed intergovernmental agreements with other countries to implement the exchange of information required under FATCA. Investors participating in the Plan through an account maintained at a non-U.S. financial institution are strongly encouraged to consult with their tax advisors regarding the potential application and impact of FATCA and any intergovernmental agreement between the United States and their home jurisdiction in connection with FATCA compliance.

15. How are backup withholding and information reporting provisions applied to you?

We or the reinvestment agent may be required to deduct “backup withholding” from dividends that we pay to any stockholders regardless of whether the dividends are reinvested pursuant to the Plan, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Plan. Similarly, the reinvestment agent may be required to deduct backup withholding from all proceeds of sales of common stock held in your account.

Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 24%, unless the stockholder (i) is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding. Brokers that are required to report the gross proceeds from a sale of shares of our common stock on Form 1099-B will also be required to report the customer’s adjusted basis in the shares and whether any gain or loss with respect to the shares is long-term or short-term. In some cases, there may be alternative methods of determining the basis in shares that are disposed of, in which case your broker will apply a default method of its choosing if you do not indicate which method you choose to have applied. You should consult with your own tax advisor regarding these reporting requirements and your election options.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Provisions

16. How can I vote my shares?

We will send you proxy materials for any meeting of stockholders that will set forth matters to be voted upon and contain a proxy card or other instructions for voting your shares. You may vote your shares of common stock either by authorizing a proxy to vote such shares on the proxy card, by authorizing a proxy to vote such shares in accordance with other instructions or by voting such shares in person at the meeting of stockholders.

17. What are your and the reinvestment agent’s responsibilities?

We, the reinvestment agent and any of our agents, in administering the Plan, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (i) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and (ii) with respect to the time and the prices at which shares of our common stock are purchased or sold for a participant’s account. We, the reinvestment agent and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable law, including federal securities laws. Since we have delegated all responsibility for administering the Plan to the reinvestment agent, we specifically disclaim any responsibility for any of the reinvestment agent’s actions or inactions in connection with the administration of the Plan. None of our directors, officers, or stockholders or agents of the reinvestment agent will have any personal liability under the Plan.

18. How will a stock split affect my account?

We will adjust your account to reflect any stock split, reverse stock split or distribution payable in shares of common stock. In such event, the reinvestment agent will receive and credit to your account the applicable number of full shares and the value of any fractional shares.

19. Can I pledge my shares under the Plan?

You may not pledge any shares of common stock credited to your account while you are participating in the Plan. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must terminate your participation in the Plan. See Question 11.

20. How can I transfer my shares?

Generally, you may transfer ownership of all or part of the shares of common stock held in your account through gift, private sale or otherwise. If you wish to transfer ownership, you should contact the transfer agent by telephone as set forth in Question 3. The transfer agent will provide you with instructions on how to complete the transfer. Generally, a transfer of common shares will terminate the stockholder’s participation in the distribution reinvestment plan as of the first day of the month in which the transfer is effective.

21. Can the Plan be amended, suspended or terminated?

Our board of directors may by majority vote amend, suspend or terminate the Plan for any reason upon 10 days’ notice to all participants and such notice will be provided by us (a) in a current report on Form 8-K filed with the SEC or (b) in a separate mailing to the participants.

22. What happens if we terminate the Plan?

If we terminate the Plan, the reinvestment agent will send to each participant (i) a statement of account detailing the items listed in Question 10 and (ii) a check for the amount of any distributions in the participant’s account that have not been reinvested in shares.

23. Are there any risks associated with the Plan?

Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. Neither we nor the reinvestment agent can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the fair market value or market price with respect to shares of common stock purchased under the Plan. Please see “Risk Factors.”

24. How will we interpret and regulate the Plan?

We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the reinvestment agent.

25. What law governs the Plan?

The laws of the State of Maryland will govern the terms, conditions and operation of the Plan.

USE OF PROCEEDS

The proceeds raised pursuant to the Plan will be used for general corporate purposes, including, but not limited to, funding our share repurchase program, paying fees and other expenses and repaying debt. We cannot predict with any certainty how much of the Plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of Plan shares that will be sold. The proceeds raised from the sale of shares to New York residents pursuant to the Plan will be held in trust for the benefit of investors and will be used only for the purposes set forth in this prospectus.

We will use offering proceeds raised pursuant to the Plan to pay all organization and offering expenses, including but not limited to actual expenses incurred in connection with the registration and offering of the Plan, such as legal, accounting, printing, state and federal filing fees, transfer/reinvestment agent fees and costs, postage, data processing fees and other offering-related expenses. We may pay organization and offering expenses directly or we may reimburse our Advisor for any such expenses incurred on our behalf. The organization and offering expenses to be incurred in connection with this offering pursuant to the Plan are currently estimated to be approximately $166,490 (less than 0.3% of the maximum gross offering proceeds from this offering).

PLAN OF DISTRIBUTION

We are offering a maximum of $50,000,000 in shares of common stock to our stockholders through the Plan. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions, dealer manager fees or other underwriting compensation for the sale of shares pursuant to the Plan. See Question 7 in “Terms and Conditions of the Distribution Reinvestment Plan” for a discussion of how the price of shares issued under the Plan is determined.

LEGAL MATTERS

Venable LLP has issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered pursuant to the Plan.

EXPERTS

The consolidated financial statements of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference into this prospectus the documents listed below, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed March 19, 2020;

•	Our Definitive Proxy Statement on Schedule 14A, filed on April 17, 2020;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed May 13, 2020; and

•	Our Current Reports on Form 8-K filed March 31, 2020, May 7, 2020 and July 2, 2020.

We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus contained in the registration statement but not delivered with this prospectus upon written or oral request, at no cost to the requester. Requests for such reports or documents must be made to Cantor Fitzgerald Income Trust, Inc., 110 E. 59th Street, New York, NY 10022. Our telephone number is (212) 938-5000. Such documents may also be accessed on our website at www.cfincometrust.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the shares offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference into this prospectus, contains additional relevant information about us and the shares of common stock offered by this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.

During this offering and for every fiscal year after the closing of this offering, we will make available to all investors our annual report on Form 10-K, which annual report shall contain our audited financial statements, including a balance sheet and the related statements of income and retained earnings and changes in financial position, accompanied by a report of an independent public accountant.

In addition, any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at www.sec.gov. We also maintain a web site at www.cfincometrust.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

Appendix A

CANTOR FITZGERALD INCOME TRUST, INC.

AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

Cantor Fitzgerald Income Trust, Inc., a Maryland corporation (the “Company”), has adopted a Distribution Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1. Distribution Reinvestment. As an agent for the stockholders (“Stockholders”) of the Company who elect to participate in the DRP or who are automatically enrolled in the DRP (the “Participants”) pursuant to the terms of a subscription for shares of the Company’s common stock (the “Shares”) pursuant to an offering by the Company (“Offering”), the Company will apply all cash distributions, other than Designated Special Distributions (as defined below), (“Distributions”), including Distributions paid with respect to any full or fractional shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. The Shares purchased pursuant to the DRP shall be of the same Share class as the Shares with respect to which the Participant is receiving cash distributions to be reinvested through DRP. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors.

3. Procedures for Participation. Any Stockholder who owns Shares, other than a Stockholder who is a resident of a state that does not, or is a client of a participating broker dealer that does not, permit automatic enrollment in the DRP who has received a prospectus and purchased Shares in the Company’s primary offering after the effective date of the DRP, will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement. Any Stockholder who has received a prospectus as contained in the Company’s Registration Statement filed with the Securities and Exchange Commission (the “Commission”), who initially elects not to be a Participant, or who is a resident of a state that does not, or is a client of a participating broker dealer that does not, permit automatic enrollment in the DRP, may elect to become a participant of the DRP by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. The then-current prospectus will indicate which states do not permit automatic enrollment in the DRP.

Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that Distributions are paid by the Company. We request that if, at any time prior to the listing of the Shares on a national securities exchange, a Participant does not meet the minimum income and net worth standards established for making an investment in the Company or can no longer make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing.

Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below. If the DRP transaction involves Shares which are registered with the Commission in a future registration or the Board of Directors elects to change the purchase price to be paid for Shares issued pursuant to the DRP, the Company shall make available to all Participants the prospectus as contained in the Company’s Registration Statement filed with the Commission with respect to such future registration or provide public notification to all Participants of such change in the purchase price of Shares issued pursuant to the DRP. If, after a price change, a Participant does not desire to continue to participate in the DRP, he should exercise his right to terminate his participation pursuant to the provisions of Section 7 below.

4. Purchase of Shares. Participants will acquire DRP Shares from the Company at a price equal to the transaction price applicable to the class of DRP Shares being acquired by the Participant at the time the DRP Shares are issued. The transaction price will be announced by the Company in a filing with the Commission and generally will be equal to the net asset value (“NAV”), per share applicable to the class of Shares being acquired by the Participant at the time the DRP Shares are issued and most recently disclosed by the Company in a public filing with the Commission. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to violate any provision in the Company’s charter.

Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares which are being registered with the Commission in connection with the Offering, (b) Shares to be registered with the Commission after the Offering for use in the DRP (a “Future Registration”), or (c) Shares of the Company’s common stock purchased by the Company for the DRP in a secondary market (if available) or on a securities exchange (if listed) (collectively, the “Secondary Market”). Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by the Company on the Secondary Market will have a price per share equal to the then-prevailing market price, which shall equal the price on the securities exchange, or over-the-counter market on which such Shares are listed at the date of purchase if such Shares are then listed. If Shares are not so listed, the Board of Directors of the Company will determine the price at which Shares will be issued under the DRP.

If the Company acquires Shares in the Secondary Market for use in the DRP, the Company shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

5. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

6. Share Certificates. The Shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

7. Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all Shares acquired by the Participant through the DRP.

8. Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of Shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.

9. Termination by Participant. A Participant may terminate participation in the DRP at any time, upon 10 days’ written notice, without penalty by delivering to the Company a written notice of such termination. Any such withdrawal will be effective only with respect to distributions paid more than 30 days after receipt of such written notice. A Participant may terminate participation in the DRP at any time, upon 10 days’ written notice, without penalty by delivering to the Company a written notice of such termination. Any such withdrawal will be effective only with respect to distributions paid more than 30 days after receipt of such written notice. Any transfer of Shares by a Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

10. Amendment, Suspension or Termination of DRP by the Company. The Company may amend, suspend or terminate the DRP for any reason upon ten days’ notice to the Participants. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the participants.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

12. Governing Law. The DRP shall be governed by the laws of the State of Maryland.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of expenses that were estimated at the commencement of the offering to be incurred by us in connection with the issuance and distribution of the securities being registered pursuant to this registration statement. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$6,490
Blue Sky Fees and Expenses	$45,000
Legal fees and expenses	$45,000
Accounting fees and expenses	$50,000
Printing and engraving expenses	$10,000
Miscellaneous fees and expenses	$10,000

Total	$166,490

Item 15.	Indemnification of Directors and Officers.

The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

Subject to the conditions set forth in this Item, our charter provides that no director or officer of the Company will be liable to the Company or its stockholders for money damages and that the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay, advance or reimburse the reasonable expenses of any director or officer of the Company against any and all losses or liabilities reasonably incurred by any such person in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacities. Under our charter, we shall not indemnify a director, an advisor or an affiliate of the advisor, each of which we refer to as an Indemnified Party, for any liability or loss suffered by such Indemnified Party, nor shall we provide that such Indemnified Party be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the

Indemnified Party determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the Indemnified Party was acting on behalf of or performing services for us; (iii) such liability or loss was not the result of negligence or misconduct by such Indemnified Party except in the event that the Indemnified Party is or was an independent director, such liability or loss was not the result of gross negligence or willful misconduct; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Notwithstanding the foregoing, we shall not indemnify any Indemnified Party or any person acting as a broker dealer, for any loss, liability or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws. Our charter provides that the advancement of our funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the Indemnified Party on behalf of us; (ii) the legal action is initiated by a third party who is not a stockholder of ours or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnified Party provides us with written affirmation of his good faith belief that he met the standard of conduct necessary for indemnification and undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which such Indemnified Party is found not to be entitled to indemnification.

Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under our charter or bylaws, or under resolutions of stockholders or directors, contract or otherwise. We have entered into separate indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law and our charter, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and cover directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the charter, as a contract, it cannot be unilaterally modified by the board of directors or by the stockholders to eliminate the rights it provides. We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability. Our charter provides that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or bylaws will apply to or affect, in any respect, any party’s right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification may apply to liabilities arising under the Securities Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable pursuant to Section 14 of the Securities Act.

Item 16.	Exhibits.

(a) Exhibits. The following exhibits are filed as part of this registration statement on Form S-3:

Exhibit Number	Description of Exhibit

4.1	Cantor Fitzgerald Income Trust, Inc. Amended and Restated Distribution Reinvestment Plan (included as Appendix A to the Prospectus that is part of this Registration Statement)*

5.1*	Opinion of Venable LLP, regarding the legality of the offered securities

23.1*	Consent of Ernst & Young LLP

23.2	Consent of Venable LLP (contained in Exhibit 5.1 above)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith

Item 17.	Undertakings.

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post- effective amendment by those clauses is contained in reports filed with or furnished to Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 10, 2020.

CANTOR FITZGERALD INCOME TRUST, INC.

By:	/s/ Howard W. Lutnick
Howard W. Lutnick
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Cantor Fitzgerald Income Trust, Inc. (the “Company”), and each of us, do hereby constitute and appoint Howard W. Lutnick and Paul M. Pion, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-3, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on August 10, 2020.

Name	Title

/s/ Howard W. Lutnick Howard W. Lutnick	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Paul M. Pion Paul M. Pion	Director, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Arthur F. Backal Arthur F. Backal	Independent Director

/s/ John M. Matteson John M. Matteson	Independent Director

/s/ Dean Palin Dean Palin	Independent Director